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                                                                     EXHIBIT 3.1


                 AMENDMENTS TO THE AMENDED AND RESTATED BYLAWS


I. Article II, Section 1 of the Amended and Restated Bylaws of the Corporation shall be amended in its entirety to read as follows:

         Section 1. Qualification and Number. The property, business and affairs of the Corporation shall be managed and controlled by the Board of Directors and, subject to any restrictions imposed by law, by the articles of incorporation or by these bylaws, the Board of Directors may exercise all the powers of the Corporation. Directors need not be residents of Texas or shareholders of the Corporation absent provisions to the contrary in the articles of incorporation or laws of the State of Texas.

                 The number of directors of the Corporation shall be determined from time to time by resolution by the Board (provided that any decrease does not shorten the term of any incumbent directors).

                 The directors shall, except as hereinafter otherwise provided, be elected at the annual meeting of shareholders. Nominations of persons for election to the Board of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors for the purpose of nominating candidates or by any shareholder entitled to vote for the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given by notice in writing, either by personal delivery or by first class United States mail, postage pre-paid, to the Secretary of the Corporation at the principal office of the Corporation no later than forty-five (45) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors; provided, however, that in the event that less than fifty-five (55) days' notice of the date of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, not later than the close of business on the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders. Each such notice shall set forth: (i) the name and address of the shareholder proposing to make such nomination or nominations; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iii) the name, age, business experience, principal occupation or employment and other qualifications of the person or persons to be nominated; and
         (iv) the consent of each nominee to serve as a director of the Corporation if so elected. No shareholder nomination shall be effective unless made in accordance with the procedures set forth herein. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the Bylaws, and if such person should so determine, shall so declare to the meeting and the defective nomination shall be disregarded.





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II.      The following Section shall be inserted as the new Section 2 of
         Article II of the Amended and Restated Bylaws of the Corporation:

         Section 2. Term, Removal and Vacancies. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1995, four directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, four directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and three directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of shareholders, the respective successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any increase or decrease in the number of directors elected by holders of common stock shall be apportioned among the classes of directors so as to make each class as nearly equal in number as is practicable.

                 Notwithstanding any other provision of the articles of incorporation or these bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the articles of incorporation or these bylaws), any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of all the shares of stock of the Corporation entitled to vote at a meeting of stockholders, voting together as a single class.

                 Any vacancies in the board of directors, for any reason, and any newly created directorships resulting from any increase in the number of directors (to the extent permitted by law) shall be filled by the board of directors, acting by not less than a majority of the directors then in office, even if less than a quorum (which majority may consist of a sole remaining director). Any directors so chosen to fill any such vacancies or newly created directorships shall, unless otherwise required by law, hold office until the next election of the class for which such directors shall have been chosen and until their respective successors shall be duly elected and qualified.

III. Section 11 of Article II of the Amended and Restated Bylaws of the Corporation shall be deleted in its entirety.

IV.      The remaining Sections of Article II shall be renumbered.

V. Article VIII of the Amended and Restated Bylaws of the Corporation shall be amended in its entirety to read as follows:

         Section 1. Amendment to Bylaws. These bylaws may be altered, amended, or repealed by the affirmative vote of the holders of a majority of the outstanding stock at any annual meeting, or at any special meeting if notice of the proposed amendment be contained in the notice of said special meeting, or by the affirmative vote of a majority





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         of the full Board of Directors at any regular or special meeting, provided notice of said proposed amendment be contained in the notice of the special meeting.

                 Notwithstanding any other provisions of these bylaws, no amendment to these bylaws shall amend, alter, change or repeal any of the provisions of this Article VIII or Article II, Section II of these bylaws, unless such amendment, alteration, change or repeal shall receive either (i) the affirmative vote of the holders of not less than eighty percent (80%) of all shares of stock of the Corporation entitled to vote at a meeting of shareholders, voting together as a single class, or (ii) the affirmative vote of a majority of directors in office.